EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 29, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 29, 2002 of MIM Corporation filed with the Securities and Exchange Commission on May 29, 2002 and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP



Enclosures